Exhibit 4.4

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Acceptance Agreement”), dated as of August 5, 2020 by and among the SASOL FINANCING USA LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), SASOL LIMITED, a public company with limited liability duly incorporated and existing under the laws of the Republic of South Africa, as Guarantor (the “Guarantor”),  WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank organized and existing under the laws of the United States of America and having a corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801, as successor Trustee, Paying Agent, and Security Registrar (in such capacities, collectively, the “Successor Trustee”), and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, in its capacities as resigning Trustee, Paying Agent, and Security Registrar (in such capacities, collectively, the “Resigning Trustee”) under that certain Indenture, dated as of September 27, 2018 (the “Indenture”), by and among the Company, the Guarantor, and the Resigning Trustee, as Trustee, Paying Agent, and Security Registrar, relating to the Company’s (i) $1,500,000,000 5.875% Notes due 2024, (ii) $750,000,000 6.500% Notes due 2028 (collectively, the “Notes”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

Resignation under the Indenture

WHEREAS, there is currently U.S.$2,250,000,000 aggregate principal amount of the Notes outstanding under the Indenture;

WHEREAS, the Company appointed the Resigning Trustee as the Trustee, Paying Agent, and Security Registrar under the Indenture;

WHEREAS, Sections 608(a) and (b) of the Indenture provide that the Resigning Trustee may at any time resign with respect to its role as Trustee by giving written notice of such resignation to the Company and the Guarantor, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 608(e) of the Indenture provides that, if the Resigning Trustee shall resign as Trustee, the Company and the Guarantor shall promptly appoint a successor Trustee;

WHEREAS, Section 609(a) of the Indenture provides that any successor Trustee shall execute and deliver an instrument accepting its appointment as Trustee to the Resigning Trustee and to the Company, and thereupon the resignation of the Resigning Trustee as Trustee shall become effective and the successor Trustee shall have all of the rights, powers, trusts and duties of the Trustee under the Indenture;

WHEREAS, the Resigning Trustee has given written notice to the Company and the Guarantor that it is resigning as Trustee, Paying Agent and Security Registrar under the Indenture;

Appointment of Successor

WHEREAS, the Company desires to appoint the Successor Trustee as successor Trustee, Paying Agent, and Security Registrar to succeed the Resigning Trustee in such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept such appointments as successor Trustee, Paying Agent, and Security Registrar under the Indenture.

NOW, THEREFORE, the Company, the Guarantor, the Resigning Trustee, and the Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1.             THE RESIGNING TRUSTEE

1.1      Pursuant to Section 608(b) of the Indenture, the Resigning Trustee has by letter, dated June 8, 2020, notified the Company and the Guarantor that the Resigning Trustee is resigning as Trustee, Paying Agent, and Security Registrar under the Indenture.

1.2      The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)                                 The Resigning Trustee duly authorized, executed and delivered the Indenture and each amendment and supplemental indenture, if any, to the Indenture.  Assuming each such document was validly and lawfully executed and delivered by the Company and is in full force and effect as to the Company, each such document remains in full force and effect as to Resigning Trustee.

(b)                                 No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(c)                                  There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, threatened against the Resigning Trustee before any court or any governmental authority arising out of any act or omission of the Resigning Trustee as Trustee, Paying Agent, or Security Registrar under the Indenture.

(d)                                 As of the Effective Date of this Acceptance Agreement, the Resigning Trustee will hold no moneys or property under the Indenture.

(e)                                  Pursuant to Section 303 of the Indenture, the Resigning Trustee has duly authenticated and delivered U.S.$2,250,000,000 aggregate principal amount of Notes, of which U.S.$2,250,000,000 is outstanding as of the date hereof.

(f)                                   The registers in which Resigning Trustee has registered and transferred registered Notes accurately reflect the amount of Notes issued and outstanding and the amounts payable thereon.

(g)                                  Each person who so authenticated the Notes was duly elected, qualified and acting as an officer or authorized signatory of the Resigning Trustee and empowered to authenticate the Notes at the respective times of such authentication and the signature of such person or persons appearing on such Notes is each such person’s genuine signature.

(h)                                 This Acceptance Agreement has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(i)                                     The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Resigning Trustee in its capacities as Trustee, Paying Agent, and Security Registrar under the Indenture.  The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture.

1.3      The Resigning Trustee shall deliver to the Successor Trustee, as of or promptly after the Effective Date hereof, all of the documents listed on Exhibit A hereto.

2.         THE COMPANY AND THE GUARANTOR

2.1      Each of the Company and the Guarantor hereby accepts the resignation of Resigning Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture.

2.2      Each of the Company and the Guarantor hereby certifies that it has duly authorized certain officers or other representatives to: (a) accept the Resigning Trustee’s resignation as Trustee, Paying Agent, and Security Registrar; (b) appoint the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture.

2.3      The Company and the Guarantor hereby appoint the Successor Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture to succeed to, and vest the Successor Trustee with, all the rights, powers, duties and obligations of the Resigning Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture with like effect as if originally named as Trustee, Paying Agent, and Security Registrar in the Indenture.

2.4      Each of the Company and the Guarantor hereby represents and warrants to the Resigning Trustee and the Successor Trustee that:

(a)                                 It is an organization duly and validly organized and existing pursuant to the laws of its jurisdiction and organization.

(b)                                 The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and the Guarantor and is in full force and effort and the Notes were validly issued by the Company.

(c)                                  It has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)                                 No other event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 501 of the Indenture.

(e)                                  No covenant or condition contained in the Indenture has been waived by the Company or the guarantors party thereto or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver.

(f)                                   There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company or the guarantors party to the Indenture before any court or any governmental authority arising out of any act or omission of the Company or the guarantors under the Indenture.

(g)                                  This Acceptance Agreement has been duly authorized, executed and delivered on behalf of the Company and the Guarantor, as applicable, and constitutes each of their respective legal, valid and binding obligation, enforceable in accordance with its terms.

(h)                                 All conditions precedent relating to the appointment of WILMINGTON SAVINGS FUND SOCIETY, FSB as Successor Trustee under the Indenture have been complied with by the Company and the Guarantor, as applicable.

2.5      Promptly after the Effective Date of this Acceptance Agreement, the Company shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each of the Holders of the Notes in accordance with the provisions of Section 608(f) of the Indenture.

3.         THE SUCCESSOR TRUSTEE

3.1      The Successor Trustee hereby represents and warrants to the Resigning Trustee, the Guarantor and to the Company that:

(a)                                 The Successor Trustee is eligible under the provisions of Section 607 of the Indenture to act as Trustee under the Indenture.

(b)                                 This Acceptance Agreement has been duly authorized, executed and delivered on behalf of WILMINGTON SAVINGS FUND SOCIETY, FSB as the Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2      The Successor Trustee hereby accepts its appointment as successor Trustee, Paying Agent, and Security Registrar under the Indenture and accepts the rights, powers, duties and obligations of the Resigning Trustee as Trustee, Paying Agent, and Security Registrar under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent, and Security Registrar under the Indenture.

3.3      References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the principal corporate trust office of the Successor Trustee, which is presently located at 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Global Capital Markets.

4.         MISCELLANEOUS

4.1      This Acceptance Agreement and the resignation, appointments and acceptances effected hereby shall be effective on the date first above written; provided, that, the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Trustee, Paying Agent, and Security Registrar for all the Notes under the Indenture shall be effective upon the latest of: (a) 10 business days after the date first above written, (b) the second business day following receipt by the Successor Trustee of the Certified Holders List, and (c) receipt by The Depository

Trust Company (“DTC”) of both the Resigning Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice (the “Effective Date”).

4.2      The Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company and the Guarantor of compensation for all services rendered by the Resigning Trustee in its capacity as Trustee, Paying Agent, and Security Registrar under the Indenture and reimbursement in full of the expenses, disbursements and advances incurred or made by the Resigning Trustee in its capacity as Trustee, Paying Agent, and Security Registrar in accordance with the provisions of the Indenture.  The Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it.  This Acceptance Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture.  The Company and the Guarantor acknowledges their joint and several obligation set forth in Section 606(3) of the Indenture to indemnify the Resigning Trustee for, and to hold the Resigning Trustee (including its officers, directors, employees and agents) for, and to hold it harmless against, any loss, damage, claim, liability or expense incurred without negligence or willful misconduct on the part of the Resigning Trustee as determined by a final non-appealable judgment of a court of competent jurisdiction and arising out of or in connection with the Indenture or the Securities, and the transactions contemplated thereby, including the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, the Guarantor, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder (including with respect to enforcement of its right to indemnity hereunder).  The Company and the Guarantor each further acknowledge that this obligation shall survive the execution hereof and the termination of the Indenture.

4.3      This Acceptance Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving in the capacities of Trustee, Paying Agent, and Security Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to the Effective Date.  The parties hereto agree that the Successor Trustee, in its individual capacity and in its capacity as Successor Trustee, shall bear no responsibility or liability for (i) any actions taken or omitted to be taken by the Resigning Trustee while it served as Trustee, Paying Agent or Security Registrar under the Indenture or (ii) any event, circumstance, condition or action existing prior to the Effective Date, with respect to the Indenture (other than actions of the Successor Trustee in its capacity as Successor Trustee that precede the Effective Date) or the transactions contemplated thereby.  The parties hereto agree that the Resigning Trustee, in its individual capacity and in its capacity as Resigning Trustee, shall bear no responsibility or liability for any actions taken or omitted to be taken by the Successor Trustee as Trustee, Paying Agent or Security Registrar under the Indenture or for any event, circumstance, condition or action existing on or after the Effective Date with respect to the Indenture or the transactions contemplated thereby.

4.4          All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE COMPANY:

Sasol Financing USA LLC, as the Company

12120 Wickchester Lane

Houston, Texas 77079

United States

Telephone No.:  +1 281 588 3000

TO THE GUARANTOR:

Sasol Limited, as Guarantor

Sasol Place

50 Katherine Street

Sandton 2196

South Africa

Telephone No.:  +27 10 344 6390

Facsimile No.:  +27 11 522 8538

Attention:  Senior Vice President: Legal, Intellectual Property & Regulatory Services

TO THE RESIGNING TRUSTEE:

Citibank, N.A.

Citi Agency & Trust

388 Greenwich Street

New York, NY 10013

Attention: Danny Lee, Vice President (danny1.lee@citi.com)

With a copy to:

Hinckley Allen & Snyder LLP

28 State Street

Boston, Massachusetts 02109-1775

Attention: Michael J. Tentindo (mtentindo@hinckleyallen.com)

TO THE SUCCESSOR TRUSTEE:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attn: Global Capital Markets

With a copy to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019-9710

Attention: Jonathan I. Levine (jonathan.levine@arnoldporter.com)

4.5          This Acceptance Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would result in the application of laws of any other jurisdiction.

4.6          This Acceptance Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

SASOL FINANCING USA LLC, as Company

By:	/s/ Paul Victor
Name:	Paul Victor
Title:	Authorized Person

SASOL LIMITED, as Guarantor

By:	/s/ Paul Victor
Name:	Paul Victor
Title:	Chief Financial Officer

CITIBANK, N.A.,
as Resigning Trustee

By:	/s/ Danny Lee
Name:	Danny Lee
Title:	Senior Trust Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Successor Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee

1.                                      Executed copy of Indenture and each amendment and supplemental indenture thereto, if any.

2.                                      Copies of the Notes.

3.                                      File of closing documents from initial issuance.

4.                                      Copies of the most recent of each of the certificates and/or reports delivered by the Company and/or the Guarantor pursuant to Sections 102 and 703 of the Indenture.

5.                                      Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.                                      Copies of any official notices sent by the Resigning Trustee to all the Holders of the Notes pursuant to the terms of the Indenture during the past twelve months.

7.                                      List of any documents which, to the knowledge of the Resigning Trustee, are required to be furnished but have not been furnished to the Resigning Trustee.

EXHIBIT B

NOTICE

To the Holders of:

Sasol Financing USA LLC

(i) $1,500,000,000 5.875% Notes due 2024, Cusip No. 80386WAA3

(ii) $750,000,000 6.500% Notes due 2028, Cusip No. 80386WAB1

NOTICE IS HEREBY GIVEN, pursuant to Section 608(f) of that certain Indenture, dated as of September 27, 2018 (the “Indenture”), by and among Sasol Financing USA LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), Sasol Limited, a public company with limited liability duly incorporated and existing under the laws of the Republic of South Africa, as Guarantor (the “Guarantor”), and Citibank N.A., a national association (“Citibank”), as Trustee (the “Trustee”), Paying Agent (the “Paying Agent”), and Security Registrar (the “Security Registrar”), relating to the Company’s (i) $1,500,000,000 5.875% Notes due 2024, (ii) $750,000,000 6.500% Notes due 2028 , that Citibank, N.A. has resigned as Trustee, Security Registrar, and Paying Agent under the Indenture.

Pursuant to Sections 608(a) and (e) of the Indenture, Wilmington Savings Fund Society, FSB, a federal savings bank organized and existing under the laws of the United States of America has accepted appointment as Trustee, Security Registrar, and Paying Agent under the Indenture.  The address of the corporate trust office of the successor Trustee is 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Global Capital Markets.

Citibank’s resignation as Trustee, Security Registrar, and Paying Agent and the appointment of Wilmington Savings Fund Society, FSB as successor Trustee, Security Registrar, and Paying Agent were effective as [            , 2020].

Dated: [           , 2020]

Wilmington Savings Fund Society, FSB,
as Successor Trustee

By:
Name:
Title: